Exhibit 10.18

TERMINATION OF EXECUTIVE
EMPLOYMENT AGREEMENT
AND RELEASE

The following Termination of Executive Employment Agreement is made between Michael A Cederstrom ("Cederstrom") and Hewitt Petroleum Inc. ("HPI") with an effective date of March 1, 2011 and based upon the following facts:

A.           On or about June 1, 2010 HPI entered into an Executive Employment Agreement with Cederstrom ("Employment Agreement");

B.           On or about February 22, 2011 Cederstrom gave notice of his resignation from HPI for “good reason” including loss of benefits and failure to pay;

C.           On or about February 22, 2011 HPI determined that the services of Cederstrom were no longer required in the future and that HPI would proceed towards a Merger with other companies to be completed on or before March 31, 2011;

D.           As of February 22, 2011 HPI owes Cederstrom back wages totaling $141,875.29, in addition HPI owes Cederstrom $33,300.00 from obligations due and owing from the year 2009;

E.           Pursuant to the Employment Agreement Cederstrom is entitled to six months' severance from March l, 2011 through August 30, 2011 including the payment of all benefits;

F.           Pursuant to the Employment Agreement Cederstrom has options totaling 500,000 shares of which 125,000 are currently vested at the current market price of the common stock;

HPI and Cederstrom desire to resolve their difference by entering into this Termination Agreement based upon the following terms and conditions:

1.           This Termination Agreement shall be subject to the successful completion of the contemplated Stock Exchange Agreement (“Merger”) between HPI and Freedom Oil & Gas, and reverse take over (“RTO”) between HPI and HEGCO Canada, Inc. and the registration of the common stock of HPI, or its successor in interest, on a Canadian Stock exchange by no later than September 30, 2011. If for any reason the RTO does not occur and the common shares of HPI, or its successor, are not registered and trading by September 30, 2011, or if the Merger between Freedom Oil & Gas and HPI is not completed by April 30, 2011, then this agreement may be rescinded by Cederstrom and he may proceed with all remedies contained in the Employment Agreement.

2.           HPI and Cederstrom agree to the following terms:

a.
Cederstrom will forgive $70,937.69 which is one half of his accrued salary in the total sum of $141,875.29. Cederstrom agrees to accept 354,688 HPI restricted common stock as payment for all accrued salary;

b.	HPI shall pay all 2011 FICA taxes incurred for the issuance of the shares to Cederstrom as compensation based upon a value of $70,937.69;

c.
HPI shall make arrangements for a private sale of 500,000 shares of HPI restricted common stock currently held by Cederstrom at a price of $0.10 per share to be sold 250,000 by March 29, 2011 and 250,000 by April 25, 2011, as set forth on Exhibit “A”;

d.	HPI shall pay Cederstrom the sum of $33,300 dollars owing from 2009, by issuing 166,500 shares of HPI restricted common stock;

e.	Cederstrom agrees to cancel all options of common stock including vested options;

f.
Cederstrom agrees to provide requested legal services to HPI on a monthly basis. The Parties agree to enter into a Retainer Agreement which shall provide that Cederstrom shall be available for at least 50 hours per month for the sum of $5,000 per month. Any work access of 50 hours per month shall be billed at $150.00 per hour.

g.
Cederstrom shall release HPI from all claims for the failure to maintain the benefits pursuant to the Employment Agreement including but not limited to the failure to maintain health insurance and dental insurance.

3.           HPI shall indemnify, defend and hold Cederstrom harmless from and against any and all claims, actions, damages, demands, liabilities, costs and expenses, including reasonable attorney's fees and expenses, resulting from any act or omission of Cederstrom during his employment with HPI.

4.           Cederstrom hereby warrants that no charge or claim has been initiated by Cederstrom against HPI in any administrative agency or court, whether state or federal. Cederstrom agrees not to file against HPI or any affiliates, successors or assigns thereof, or against any member, manager, officer, director, employee or agent of any of them, any claim arising under the Employment Agreement, or any charge or claim with any government agency or any lawsuit in any court based upon or arising out of the Cederstrom relationship with HPI. This provision does not apply to any charge or claim based upon any act or conduct occurring after the effective date of this Agreement.

5.           In exchange for the Payment and other valuable consideration as outlined in paragraphs 1, 2 and   3 above, the sufficiency of which is hereby acknowledged, Cederstrom hereby releases and forever discharges HPI, its managers, members, officers, agents, employees, successors, assigns, and affiliates of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time with respect to any claims relating to Cederstrom's engagement with HPI and/or the termination of the Employment Agreement, including but not limited to breach of the covenant of good faith, contract claims, or tort claims or any other common law or statutory rights. This release shall only be effective upon the performance of HPI as outlined in paragraphs 1, 2 and 3. If HPI fails to make all payments or perform all of its duties as contained in paragraphs 1, 2 or 3 then at Cederstrom's option this Termination Agreement and Release may be rescinded.

6.           In exchange for the Payment and other valuable consideration as outlined in paragraphs 1,2 and 3 above, the sufficiency of which is hereby acknowledged, HPI hereby releases and forever discharges Cederstrom his successors, assigns, and affiliates of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time with respect to any claims relating to Cederstrom's engagement with HPI, including but not limited to breach of the covenant of good faith, contract claims, or tort claims or any other common law or statutory rights.

7.           This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

8.           Miscellaneous.

a.
This Termination Agreement contains the entire agreement between the parties with respect to the subject matter hereof and shall not be amended or otherwise modified in any manner except in a writing executed by both parties.

b.
If any provision of this Agreement is held to be invalid, illegal, or unenforceable by any court of competent jurisdiction for any reason, the invalid or unenforceable portion shall be deemed severed from this Agreement and the balance of this Agreement shall remain in full force and effect and be enforceable in accordance with the non-severed provisions of this Agreement.

c.
This Agreement may be executed in one or more counterparts, by original or facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

d.
If any party is required to retain legal counsel in order to enforce this Agreement, with or without the commencement of a formal legal action, such party shall be entitled to recover its attorney's fees and costs from the breaching party or parties.

e.	This Agreement shall be binding on the parties and their respective heirs, successors and assigns.

f.	All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

g.	This Agreement shall be governed by the substantive laws of the State of Utah, without giving effect to its choice of law rules.

h.	The persons who have executed this Agreement represent and warrant that they are duly authorized to execute this Agreement in their individual or representative capacity as indicated.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first written above.

Hewitt Petroleum, Inc.

By:	/s/ Douglas C. Hewitt	Dated: March 28, 2011
Douglas C. Hewitt Sr., CEO

By:	/s/ Michael A. Cederstrom	Dated: March 28, 2011
Michael A Cederstrom, Individually

EXHIBIT "A"

MICHAEL CEDERSTROM
15 W. South Temple, Suite 1050
Salt Lake City, Utah 84101

March 28, 2011
Re: HPI Stock Purchase

This letter will serve to confirm the understanding and agreement between Michael Cederstrom, and Glenn MacNeil ("Investor") for the sale and purchase of stock upon the following terms and conditions:

Investor hereby agrees to purchase 500,000 shares of Hewitt Petroleum, Inc ("HPI") Common Stock from Cederstrom at a purchase price of $0.10 per share. The purchase shall be in two installments of 250,000 shares each. The first 250,000 shares shall be purchased on March 29, 2011 and the second installment of 250,000 common shares shall be made on or before April 25, 2011.

Cederstrom shall fully execute the Termination of Executive Employment Agreement and Release ("TEEAR") to which this agreement is attached as Exhibit "A" prior to the purchase of any of Cederstrom's shares.

Cederstrom agrees that pursuant to the paragraph 2(f) of the TEEAR he shall use his best efforts to complete the following: (1) completing the assigned debt settlements on his list; (2) converting all of the debt owed to Cederstrom for payroll and other items up to February 28, 2011 by HPI into common shares; (3) helping get the rest of Management Directors converted into common shares by March 31st; (4) completing the required outstanding government payroll filings and arranging a meeting with both state and federal offices, if necessary, so that HPI can pay outstanding balances in installments; (5) helping HPI with the closing of the NTOG debt settlement (6) helping HPI with legal work to re-acquire certain lost leases; (7) transitioning legal work over to J. David Gowdy; and (8) supplying details of HPI options/warrants outstanding with an up to date HPI shareholder register that is fully reconciled to the financials.

Investor acknowledges that he is an existing shareholder of HPI and that he has had access to the management of HPI, and to all material financial and business information necessary to make an informed investment decision.

Investor shall wire the funds as instructed by Cederstrom.

IN WITNESS WHEREOF the parties have executed this agreement as of the date above.

/s/ Michael Cederstrom
Michael Cederstrom

INVESTOR

By:	/s/ Glenn MacNeil	Dated: March 29, 2011
Glenn MacNeil